Exhibit 99.1

N E W S   R E L E A S E

Atmel Reports Financial Results for the Fourth Quarter and 2005
Company reports Q4 Net Income of $53.8 Million, or $0.11 per diluted share
SAN JOSE, Calif., January 31, 2006 – Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development and fabrication of advanced semiconductor solutions, today announced financial results for the fourth quarter and year ended December 31, 2005.
Revenues for the fourth quarter of 2005 totaled $425.2 million, a sequential increase of 1.6% compared to the $418.6 million reported in the third quarter of 2005, and a 4.1% increase compared to the $408.3 million reported in the fourth quarter of 2004. Net income for the fourth quarter of 2005 totaled $53.8 million or $0.11 per diluted share. These results compare to a net loss of $1.1 million or $0.00 per share for the third quarter of 2005, and a net loss of $7.1 million or $0.01 per share for the fourth quarter of 2004.
For the full year, Atmel reported 2005 revenues of $1.68 billion, a 1.6% increase compared to the $1.65 billion in 2004. Net loss for the full year 2005 was $32.9 million or $0.07 per share, compared to a net loss of $2.4 million or $0.01 per share in 2004.
In connection with Atmel’s continuing efforts to consolidate manufacturing operations and reduce costs, the Company recorded restructuring and impairment charges of $28.2 million in the fourth quarter. This primarily reflects the loss on sale of its manufacturing facility in Nantes, France, a write-down of certain assets and costs for restructuring the workforce. These non-recurring charges were offset by a $43.1 million arbitration award against LM Ericsson Telefon, AB, a $5.8 million gain on the sale of a private equity investment and an income tax benefit of $7.5 million during the quarter.
“The second half of 2005 was a turnaround for Atmel, “ stated George Perlegos, Atmel’s President and Chief Executive Officer. “We are pleased that we achieved revenue growth while reducing products and expenses that are not core to our business. We continued to shift the company’s product focus towards the Microcontroller and RF businesses with an added emphasis on security and encryption.
“We began the year with 8,800 employees, ended the year with 8,076 employees and concluded the sale of our Nantes fab. During the fourth quarter, the company improved gross margin, returned to profitability and

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

managed to strengthen its balance sheet by reducing convertible note debt by $81 million. I am pleased with our accomplishments and I am very excited about our business as we continue our momentum into 2006, “ concluded Mr. Perlegos.
Outlook
The Company anticipates that for the first quarter of 2006, revenues should be about flat to down 2% on a sequential basis, reflecting normal seasonality. Gross margins should be in the range of 29 to 31%, a result of a slight mix change as well as increasingly competitive pricing in the Smart Card sector. Additionally, R&D expense should be approximately $68 to 70 million, while SG&A expense should be between $45 to 47 million. Net interest expense for the first quarter should be approximately $5 to 7 million, while the income tax provision should be in the range of $4 to 6 million. We anticipate that depreciation and amortization will be in the range of $61 to 63 million.
Teleconference
Atmel will hold a teleconference for the financial community at 2:00 PM PST today to discuss fourth quarter financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405. The conference ID number is 4285530 and callers are encouraged to initiate their calls at least 10 minutes in advance of the 2 p.m. PST start time to ensure a timely connection. The webcast link is located at http://www.atmel.com/ir/ and will be archived for 12 months.
A telephonic replay of the January 31 conference call will be available the same day at approximately 5:00 p.m. PST and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations, passcode 4285530.
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expected first quarter 2006 operating results, including revenues, gross margins, operating expenses, demand levels and market conditions. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 25, 2005 and subsequent Form 10-Q reports.
Contact: Robert Pursel, Director of Investor Relations: 408-487-2677

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenues	$425,187	$408,287	$1,675,715	$1,649,722

Operating Expenses
Cost of revenues	288,017	294,718	1,241,970	1,181,746
Research and development	66,670	67,764	276,608	247,447
Selling, general and administrative	41,610	42,929	192,327	174,598
Asset impairment charges	12,757	—	12,757	—
Restructuring charges	15,424	—	18,209	—

Total operating expenses	424,478	405,411	1,741,871	1,603,791

Income (loss) from operations	709	2,876	(66,156)	45,931
Legal awards and settlements	43,119	—	44,369	—
Interest and other income (expenses), net	2,435	(7,659)	(18,801)	(20,234)

Income (loss) before income taxes	46,263	(4,783)	(40,588)	25,697
Benefit from (provision for) income taxes	7,537	(2,302)	7,690	(28,131)

Net income (loss)	$53,800	($7,085)	($32,898)	($2,434)

Basic net income (loss) per share	$0.11	($0.01)	($0.07)	($0.01)
Diluted net income (loss) per share	$0.11	($0.01)	($0.07)	($0.01)
Shares used in basic net income (loss) per share calculation	483,297	477,667	481,534	476,063
Shares used in diluted net income (loss) per share calculation	485,755	477,667	481,534	476,063

Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2005	December 31, 2004
Current assets
Cash and cash equivalents	$300,323	$346,350
Short-term investments	47,932	58,858
Accounts receivable, net	235,341	228,544
Inventories	309,702	346,589
Other current assets	106,331	91,588

Total current assets	999,629	1,071,929

Fixed assets, net	890,948	1,204,852
Intangible and other assets	32,233	46,742
Total assets	$1,922,810	$2,323,523

Current liabilities
Current portion of long-term debt	$112,107	$141,383
Convertible notes	142,401	—
Trade accounts payable	140,717	245,240
Accrued and other liabilities	196,863	208,942
Deferred income on shipments to distributors	18,345	18,124

Total current liabilities	610,433	613,689

Long-term debt less current portion	133,184	110,302

Convertible notes less current portion	295	213,648
Other long-term liabilities	238,607	274,288

Total liabilities	982,519	1,211,927

Stockholders’ equity	940,291	1,111,596

Total liabilities and stockholders’ equity	$1,922,810	$2,323,523

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